Exhibit 10.7

Flexion Therapeutics, Inc.

August 28, 2013

Neil Bodick, M.D., Ph.D.

Re:	Employment Terms

Dear Neil:

This letter agreement (the “Agreement”) sets forth the terms of your continued employment as Chief Medical Officer (“CMO”) of Flexion Therapeutics, Inc. (the “Company”). This Agreement will become effective upon your acceptance by executing this Agreement and returning the executed Agreement to me. As of its effective date this Agreement replaces and supersedes in its entirety the letter agreement between you and the Company dated November 15, 2007 (the “Prior Agreement”) except that the terms of your Proprietary Information and Inventions Agreement executed on January 7, 2010 shall continue to apply.

1.	Duties

You will be expected to continue to perform all duties consistent with the position of CMO. You will continue to report to the Chief Executive Officer of the Company. You will work at our facility located in the greater Boston, Massachusetts area, or as otherwise determined by the Company.

2.	Term

You shall continue to serve as CMO until such time as either you or the Company choose to terminate your employment.

3.	Base Salary and Benefits

Your base salary will be paid at the annualized rate of three hundred twenty-seven thousand eight hundred eighteen dollars ($327,818.00) per year (“Base Salary”), less payroll deductions and all required withholdings, and will be subject to annual review. You will be paid bi-weekly or otherwise on the Company’s normal paydays. Your Base Salary will be reviewed periodically by the Board of Directors of the Company (the “Board”) and may be adjusted upwards, but may not be reduced while you are employed pursuant to this Agreement.

In addition, you will be eligible for medical insurance, retirement, vacation, holidays, and any other benefits afforded to other employees and executives of the Company, in accordance with Company policy and the terms of the governing plans. The Company may modify benefits from time to time as it deems necessary.

4.	Bonus Payments

You will be eligible to earn an annual discretionary performance bonus in accordance with the same basic terms and conditions as afforded to other executives of the Company, provided that you and the Company meet such performance targets and goals as established by the Board. Your target bonus shall be thirty percent (30%) of your Base Salary for the applicable year. Any such bonus payments shall be earned on the date of payment, which shall be no later than March 31 of the ensuing tax year.

5.	Equity Grant

In connection with your commencement of employment with us in 2007, you received a restricted stock award for three hundred thousand (300,000) shares of the Company’s common stock that vested over a three (3) year period. You will be eligible to participate in and receive equity grants under the Company’s equity incentive plans from time to time in the discretion of the Board or its Compensation Committee and in accordance with the terms and conditions of such plans. Any stock options or other equity awards that you have previously been granted by the Company (including the restricted stock award described above) will continue to be governed in all respects by the terms of the applicable grant notices, award agreements and plan documents.

6.	Business Expenses

The Company will reimburse you for authorized business expenses necessarily and reasonably incurred by you on behalf of the Company, which are documented in accordance with the applicable Company expense reimbursement policies and procedures in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”): (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within forty-five (45) days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

7.	Termination

(a) Your employment shall be at will. The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice. You may terminate your employment with the Company at any time at your election, in your sole discretion, for any reason or for no reason, upon thirty (30) days advance notice to the Company during which time you shall provide reasonable transition assistance to the Company. Upon termination of your employment, the Company shall pay you your base salary and accrued and unused vacation earned through the date of termination at the rate then in effect, less standard deductions and withholdings. In addition, as soon as practicable following such termination, the Company shall reimburse all business expenses that have been incurred by you pursuant to this Agreement as of the termination date.

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(b) If the Company terminates your employment without Cause (defined below and other than by reason of your death or disability), or if you terminate your employment for Good Reason (defined below), and provided such termination constitutes a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), then in addition to the provisions of Section 7(a), you will be eligible to receive the benefits set forth in this Section 7(b). Such benefits are expressly conditioned upon your delivery to the Company of a signed release and waiver of claims in such form as may be specified by the Company (the “Release”) within the applicable deadline set forth therein, and permitting the Release to become effective in accordance with its terms no later than the Release Deadline (as provided in Section 7(e) below):

(i) You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for twelve (12) months following the date of termination (the “Severance Period”).

(ii) If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), the Company will reimburse you for your COBRA premium payment(s) until the earlier of (A) the end of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Provided that you submit appropriate documentation of your COBRA premium payment, the monthly COBRA premium reimbursement amount will be paid to you on the last day of each calendar month with respect to the premiums paid by you in respect of such month. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA reimbursement benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA reimbursements would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA reimbursements (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(iii) The vesting of your outstanding unvested equity awards shall accelerate to the extent such awards are subject to time-based vesting requirements and as if you had completed an additional twelve (12) months of service with the Company as of the date of termination.

(c) In addition to the benefits set forth in Section 7(a) and (b) above, if the Company (or its successor) terminates your employment without Cause (and other than as a result of your death or disability) or if you terminate your employment for Good Reason, in either case within twelve (12) months following a Change of Control (defined below), then upon your timely delivery of a signed

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Release that becomes effective no later than the Release Deadline (as provided in Section 7(e) below), the vesting of all of your outstanding equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such termination.

(d) For purposes of the Agreement:

“Cause” shall mean a termination of your employment by the Company for one or more of the following reasons: (a) your repeated and willful failure to perform your job duties after thirty (30) days written notice of such deficiency and an opportunity to cure (of at least 15 business days); (b) your commission of an act of misconduct or dishonesty that materially injures the business, business reputation or business relationships of the Company; (c) your conviction of, or pleading guilty or nolo contendere to, a felony; (d) your commission of any act of fraud against the Company; (e) any act of personal dishonesty taken by you in connection with your responsibilities as an employee that is intended to result in substantial personal enrichment; (f) your repeated refusal or failure to follow lawful directions of the Board which remains uncured after thirty (30) days after written notice of such deficiency; and (g) your engaging or participating in any activity which is directly competitive with or injurious to the Company or which violates any material provisions of Sections 9 or 10 hereof or your Proprietary Information and Inventions Agreement with the Company which remains uncured after thirty (30) days written notice thereof; and

“Change of Control” shall mean the occurrence of any one or more of the following events: (x) Any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (y) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (z) there is consummated a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than fifty percent (50%) of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

“Good Reason” shall mean termination of your employment by you within ninety (90) days after one or more of the following events that occur without your express written consent, after you have first provided written notice to the Company (or its successor, if applicable) of the existence of such condition within thirty (30) days after its initial existence and the Company (or its successor, if applicable) has not remedied such condition within thirty (30) days after your

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written notice is received by the Company (or its successor, if applicable): (a) a material breach of this Agreement by the Company (or its successor, if applicable); (b) a material reduction in your annual base salary, which you and the Company agree is a reduction of at least 10% of your base salary; (c) a material reduction in your duties, authority or responsibilities relative to your duties, authority or responsibilities in effect immediately prior to such reduction; or (d) a relocation of your principal place of employment to a location that increases your one-way commute from your principal residence by more than fifty (50) miles (excluding regular travel in the ordinary course of business).

(e) Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A. Severance benefits shall not commence until you have a Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company the Release within the applicable time period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(f) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit

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notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this
Section 7(f) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(f) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 7(f), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.	Company Policy

As a Company employee, you are expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook which also governs the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

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9.	Proprietary Information and Inventions Agreement

As a condition of employment, you will be required to continue to comply with the Proprietary Information and Inventions Agreement executed on January 7, 2010 attached hereto as Exhibit A which prohibits unauthorized use or disclosure of the Company’s proprietary information.

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

10.	Permitted Activities

During the term of this Agreement and any period during which you are receiving compensation, you will not engage in competition with the Company or with any of its subsidiaries or affiliates, either directly or indirectly, in any manner, whether as an adviser, principal, agent, partner, officer, director, employee, stockholder, owner, co-owner, or otherwise in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field or which otherwise compete with the products or services (or proposed products or services) of the Company or any of its subsidiaries or affiliates. This Section 10 shall in no way be construed to limit, restrict or otherwise negate the Proprietary Information and Inventions Agreement attached to this Agreement.

11.	Representation by Counsel; Fees

You hereby acknowledge that you had the opportunity to seek and receive legal representation by counsel in connection with this Agreement and, as a courtesy, the Company will reimburse your legal fees and expenses in an amount not to exceed $5,000 in connection with such representation.

12.	Entire Agreement

This Agreement, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of the terms of your continued employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, including the Prior Agreement, except for any outstanding stock option, restricted stock or other equity award agreement previously entered into between you and the Company and your Proprietary Information and Inventions Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties. This Agreement only can be modified or amended in a written instrument signed by both you and the Board.

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13.	Notices

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) 5 calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 1 business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by 10 days advance written notice to the other party hereto.

14.	Assignment; Binding Effect

The Agreement is binding upon and will inure to the benefit of your heirs, executors, administrators or other legal representatives, and upon the successors of, or any Company into which, the Company merges or consolidates. The Company may assign or otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it to any of the Company’s affiliates or subsidiaries. Upon such assignment or transfer, any such business entity will be deemed to be substituted for the Company for all purposes. You may not assign or delegate your obligations under this Agreement.

16.	Governing Law; Venue

This Agreement will be governed by and construed according to the internal laws of the Commonwealth of Massachusetts as applied to contracts entered into entirely in Massachusetts by Massachusetts residents. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

[Remainder of Page Intentionally Left Blank]

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We look forward to your favorable reply and to a continued productive and enjoyable work relationship.

Sincerely,

Flexion Therapeutics, Inc.

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
Chief Executive Officer

Address:

Accepted:

/s/ Neil Bodick
Neil Bodick, M.D., Ph.D.

Address:	9 West Broadway
612
Boston, MA 02127

Attachments:

Exhibit A:	Proprietary Information and Inventions Agreement

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